As filed with the Securities and Exchange Commission on May 12, 2011
Registration No. 333-99185

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CAMDEN PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Texas	76-6088377
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
(Address of Principal
Executive Offices)
2002 Share Incentive Plan of Camden Property Trust
(Full title of the plan)
Richard J. Campo
Chairman of the Board and Chief Executive Officer
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
(Name and address of agent for service)
(713) 354-2500
(Telephone number, including area code, of agent for service)
Copies to:
Bryan L. Goolsby
Toni Weinstein
Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000
Fax: (214) 740-8800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT — DEREGISTRATION OF SHARES
Camden Property Trust (the “Company”) has filed this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities issuable under the Camden Property Trust 2002 Share Incentive Plan (the “2002 Plan”), which were originally registered by the Company on a Form S-8 Registration Statement (File No. 333-99185) filed with the Securities and Exchange Commission on September 5, 2002 (the “Prior Registration Statement”).
On May 11, 2011 shareholders of the Company approved the Camden Property Trust 2011 Share Incentive Plan (the “2011 Plan”).
As of May 11, 2011, there were 957,823 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) of the Company, which were authorized to be awarded by the Company under the 2002 Plan but, as of May 11, 2011, were not issued or subject to outstanding awards granted under the 2002 Plan. Accordingly, as a result of the approval of the 2011 Plan, these 957,823 Common Shares are no longer available for new awards under the 2002 Plan and will not be issued under the 2002 Plan.
The Company is concurrently filing a separate registration statement on Form S-8 to register 9,144,489 Common Shares for issuance under the 2011 Plan without regard to the 957,823 Common Shares referred to above (which are equal to 3,304,489 Common Shares for purposes of the 2011 Plan based on a 3.45 to 1.0 fungible unit-to full value award conversion ratio set forth in the 2011 Plan).
Except to the extent specified above, the Prior Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment thereto.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2011.

CAMDEN PROPERTY TRUST
By:	/s/ Dennis M. Steen
Dennis M. Steen
Senior Vice President—Finance, Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Campo Richard J. Campo	Chairman of the Board of Trust Managers and Chief Executive Officer (Principal Executive Officer)	May 12, 2011

/s/ D. Keith Oden D. Keith Oden	President and Trust Manager	May 12, 2011

/s/ Dennis M. Steen Dennis M. Steen	Senior Vice President-Finance, Chief Financial Officer (Principal Financial Officer)	May 12, 2011

/s/ Michael P. Gallagher Michael P. Gallagher	Vice President-Chief Accounting Officer (Principal Accounting Officer)	May 12, 2011

/s/ Scott S. Ingraham Scott S. Ingraham	Trust Manager	May 12, 2011

/s/ Lewis A. Levey Lewis A. Levey	Trust Manager	May 12, 2011

/s/ William B. McGuire, Jr. William B. McGuire, Jr.	Trust Manager	May 12, 2011

/s/ F. Gardner Parker F. Gardner Parker	Trust Manager	May 12, 2011

/s/ William B. Paulsen William B. Paulsen	Trust Manager	May 12, 2011

/s/ Steven A. Webster Steven A. Webster	Trust Manager	May 12, 2011

/s/ Kelvin R. Westbrook Kelvin R. Westbrook	Trust Manager	May 12, 2011